Exhibit10.36

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”), is made as of this 2nd day of October, 2015, by and between DIV DANBURY 187, LLC, a Delaware limited liability company and DIV LINDEN 187, LLC, a Delaware limited liability company, both having a place of business at c/o Davis Marcus Partners, Inc., 125 High Street, 21st Floor, Boston, Massachusetts 02110 (collectively, the “Landlord”), as landlord, and SIRIUSDECISIONS, INC., a Delaware corporation, having a place of business at 187 Danbury Road, Wilton, Connecticut 06897 (hereinafter called “Tenant”), as tenant.

WITNESSETH:

WHEREAS, Landlord is the owner of that certain building (the “Building”) located at 187 Danbury Road, Wilton, Connecticut (the “Property”);

WHEREAS, Landlord and Tenant entered into a certain Lease for a portion of the Building dated as of March 27, 2006 (the “Original Lease”), as amended by that certain Amendment to Lease dated as of March 27, 2008 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated as of June 15, 2012 (the “Second Amendment”); as further amended by that certain Third Amendment to Lease dated as of October 24, 2012 (the “Third Amendment”); as further amended by that certain Fourth Amendment to Lease dated as of February 14, 2014 (the “Fourth Amendment”); and together with the Original Lease, the First Amendment, and the Second Amendment, the “Original Amended Lease”) pursuant to which Tenant leases certain space at the Building consisting of 23,599 rentable square feet in area (the “Existing Premises”) as more particularly described in the Original Amended Lease;

WHEREAS, Landlord and Tenant desire to amend certain terms of the Original Amended Lease as specified herein and any others as described hereby;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Landlord and Tenant hereby agree that:

A.Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Fifth Amendment shall have the meanings ascribed to them in the Original Amended Lease. From and after the effective date hereof, the term “Lease” as used in the Original Amended Lease shall mean and refer to the Original Amended Lease as amended by this Fifth Amendment.

B.Lease Amendment. Landlord and Tenant agree to amend the Original Amended Lease as follows:

1.Premises.  Section 1.1 of the Original Amended Lease is hereby amended to add the following text:

“Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant and Tenant accepts from Landlord, certain space shown on Exhibit A (Revised 2015) attached hereto and made a part hereof, containing 18,541 square feet of rentable area (hereinafter referred to as the “Second Expansion Premises”), situated on the third (3rd) floor of the Riverview Building in its “AS IS” condition without an implied or express warranty as to use or condition, subject to Landlord’s obligation to construct the “Fifth Amendment Tenant Improvements” (as defined below). From and after the Fifth Amendment Effective Date (as defined below), the Second Expansion Premises shall become a part of the Premises for all purposes of the Lease and the “Premises” shall consist of 42,140 rentable square feet.”

2.Parking.  Effective as of the Fifth Amendment Effective Date, the number of reserved parking spaces set forth in Section 1.3 of the Original Amended Lease shall be amended to delete the amount “four (4)” and substitute in lieu thereof the following “eight (8)”.

3.Fifth Amendment Tenant Improvements.  Landlord and Tenant hereby agree and acknowledge that Landlord shall, at its sole cost and expense (subject to the Landlord Contribution Cap (as defined herein)), complete the Fifth Amendment Tenant Improvements (as defined in Exhibit A--Fifth Amendment Work, attached hereto and made a part hereof). As used herein, the term “Fifth Amendment Effective Date” shall mean and refer to the earlier of: (1) the date on which the Fifth Amendment Tenant Improvements are “substantially complete” (as such term is defined in Exhibit A--Fifth Amendment Work hereto), or (2) the date on which Tenant commences its business operations in any part of the Second Expansion Premises; provided, however, in no event shall the Fifth Amendment Effective Date occur, nor shall Tenant have the right to occupy the Second Expansion Premises, prior to April 1, 2016.

4.Exhibits. Exhibit A (revised 2014)   attached to the Original Amended Lease is hereby deleted in its entirety and replaced with Exhibit A (Revised 2015) attached to this Fifth Amendment, and from and after the Fifth Amendment Effective Date all references in the Original Amended Lease to Exhibit A (revised 2014) shall be deemed to be references to said Exhibit A (Revised 2015).

5.Lease Term.  The Initial Term for the Second Expansion Premises shall commence on Fifth Amendment Effective Date and shall end on July 31, 2020 (the “Expiration Date”) unless sooner terminated as provided in the Lease.

6.Base Rent.  Effective as of the date hereof, the Annual Base Rent table set forth in Section 4.1.1 of the Original Amended Lease shall be amended to add the following table immediately below the Annual Base Rent table existing in Section 4.1.1 of the Original Amended Lease, which such additional table shall set forth the Annual Base Rent payable for the Second Expansion Premises:

Annual Base Rent – Second Expansion Premises

Period	Annual Base Rent	Annual Base Rent per Rentable Square Foot	Monthly Base Rent
Fifth Amendment Effective Date – July 31, 2016	$574,771.00 (to be prorated as applicable)	$31.00	$47,897.58
August 1, 2016 – July 31, 2017	$593,312.00	$32.00	$49,442.67
August 1, 2017 – July 31, 2018	$611,853.00	$33.00	$50,987.75
August 1, 2018 – July 31, 2019	$630,394.00	$34.00	$52,532.83
August 1, 2019 – July 31, 2020	$648,935.00	$35.00	$54,077.92

7.Security Deposit.  On or prior to December 31, 2015 (the “Security Deposit Transfer Date”), Tenant shall deliver to Landlord a security deposit in the form of a Letter of Credit (as defined below) in the amount of $450,000.00 for the faithful performance of all terms, covenants and conditions of the Lease. Within ten (10) days after Landlord’s receipt of the Letter of Credit from Tenant, which such Letter of Credit shall satisfy the terms and conditions set forth herein, Landlord shall send to Tenant the existing security deposit being held by Landlord in the amount of $63,422.31. Tenant’s failure to provide a Letter of Credit satisfying the terms set forth below shall constitute an Event of Default pursuant to the terms of the Lease.

As of the Security Deposit Transfer Date, Section 4.6 of the Lease shall be removed and replaced with the following text:

“4.6.Security Deposit.

4.6.1.Letter of Credit.  Tenant has delivered to Landlord a security deposit (the “Security Deposit”) in the form of a Letter of Credit (as defined below) in the amount of $450,000.00 for the faithful performance of all terms, covenants and conditions of the Lease.

4.6.2.Letter of Credit Requirements.  The letter of credit provided to Landlord hereunder as the Security Deposit shall be in the form of an unconditional, irrevocable, standby letter of credit which shall be in full force and effect for the periods required hereby, and shall meet all of the following conditions (a “Letter of Credit”):

(a)it shall be issued for the benefit of Landlord by an Eligible Bank (defined below) approved by Landlord;

(b)it shall be effective on the Security Deposit Transfer Date and have a term of not less than one (1) year following its date of issuance and contain automatic year-to-year renewal provisions subject to the Letter of Credit issuer’s obligation to notify Landlord in writing by certified or registered mail of non-renewal at least thirty (30) days prior to the expiration of the Letter of Credit;

(c)the expiry date of the Letter of Credit for the final Lease Year of the Term shall be at least thirty (30) days following the Expiration Date of the Lease;

(d)it shall provide for the amount thereof as set forth in Subsection 4.6.1 to be available to the Landlord in multiple drawings conditioned only upon presentation of a sight draft;

(e)it shall be assignable by Landlord to its successors, assigns and mortgagees and by any successive beneficiaries thereof at no cost to transferor or transferee (Tenant agreeing to pay such charges in connection with any transfer of the Letter of Credit), and shall expressly permit multiple assignments; and

(f)it shall be in such form as shall be acceptable to Landlord.

4.6.3An “Eligible Bank” shall mean a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia and having total assets in excess of $2,000,000,000.00 which shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poors Corporation and subject to a Thompson Watch Rating of C or better. Tenant, at its expense, shall cause the issuing bank to provide Landlord’s then-current (as of the initial issuance of the Letter of Credit) mortgage lender with a written acknowledgment which evidences the issuing bank’s consent to Landlord’s collateral assignment of the proceeds of the Letter of Credit and its acknowledgment of the security interest of such mortgage lender therein within ten (10) business days following the request of Landlord or Landlord’s mortgagee therefor.

4.6.4Substitute Letter of Credit.  Tenant shall deliver to Landlord a substitute Letter of Credit that satisfies the requirements for a Letter of Credit stated in this Subsection 4.6.2 for the applicable period not later than ten (10) business days following delivery of a non-renewal notice by the Letter of Credit issuer with respect to the Letter of Credit issued to Landlord or thirty (30) days prior to the scheduled expiration of the Letter of Credit, whichever first occurs (such date, the “Re-Delivery Deadline”).   If Tenant fails to deliver the substitute Letter of Credit within such 10-business day period, Landlord shall have the right to draw the Letter of Credit and receive the proceeds as a cash Security Deposit. Tenant agrees that notwithstanding any provision of this Lease to the contrary, its failure to furnish Landlord with the required Security Deposit either in the form of a substitute Letter of Credit in compliance with the requirements for the initial Letter of Credit prior to the Re-Delivery Deadline shall not be subject to any rights of notice or cure under this Lease.

4.6.5Landlord’s Rights Upon Default.  Upon the occurrence of any of the Events of Default described in Article 13 hereof, in addition to any other rights or remedies available to Landlord under this Lease, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit. Tenant agrees that Landlord may, without waiving any of Landlord’s other rights and remedies under this Lease upon the occurrence of any of the Events of Default, apply the Security Deposit to remedy any failure by Tenant to perform any of the terms, covenants or conditions to be performed by Tenant under this Lease and to compensate Landlord for any damages incurred as a result of any such default, including payment of Landlord’s expenses to construct any tenant improvements and pay leasing brokerage commissions with respect to this Lease or any amendments of this Lease. If Landlord uses any portion of the Security Deposit to cure any Event of Default by Tenant hereunder, Tenant shall forthwith replenish the Security Deposit to the original amount within ten (10) days following written notice from Landlord in the manner directed by Landlord in such notice (which may be in the form of a new or amended Letter of Credit, or in the form of a cash payment). If Tenant fails to restore the full amount of the Security Deposit within such 10- business day period, then the amount of such deficiency shall be subject to the charges described in Section 4.5. During any period that Landlord is holding the Security Deposit in the form of cash, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on any such deposit.

4.6.6Sale of Building.  In the event of a sale or other transfer of the Building (or Landlord’s interest therein), Landlord shall have the right to transfer the balance of the Security Deposit to the new owner or to transferee. Upon any such transfer and receipt the successor landlord that it has received the Security Deposit and assumes all of Landlord’s obligations under this Lease, Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look to the new landlord for the return of such Security Deposit. If Tenant is not in default hereunder at the end of the Term, Landlord will, within thirty (30) days after the expiration or earlier termination of the Lease, return the Security Deposit, or so much as has not been applied by Landlord, to Tenant or the last permitted assignee of Tenant’s interest hereunder at the expiration of the Term.

4.6.7Right to Reduce Letter of Credit.

(a)Subject to the terms and conditions stated below in this Section 4.6.7, Landlord agrees that the amount of the Security Deposit shall be subject to reduction effective as of (i) the date that is twelve (12) months after the Security Deposit Transfer Date and, (ii) the date that is twenty-four (24) months after the Security Deposit Transfer Date in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) on each occasion (the “Scheduled Reduction Amount”), subject to effect of Section 4.6.7(c) below. Landlord’s approval of any reduction in the Security Deposit shall be subject to Landlord’s receipt of a written request for such reduction from Tenant (a “Reduction Request) within ninety (90) days after the twelfth and twenty-fourth month anniversary of the Security Deposit Transfer Date and the satisfaction of the following terms and conditions: (a) Tenant shall have submitted to Landlord Tenant’s audited financial statements substantiating to Landlord’s reasonable satisfaction that, with respect to the first Letter of Credit reduction request, Tenant’s revenue from its business operations for fiscal year ending as of March 31, 2016 be equal or greater to Tenant’s revenue as of March 31, 2015; and, with respect to the second Letter of Credit reduction request, Tenant’s revenue from its business operations for fiscal year ending as of March 31, 2017 be equal or greater to Tenant’s revenue as of March 31, 2015; (b) the Letter of Credit shall be in full force and effect and the issuing bank shall not have notified Landlord of its intention not to renew the Letter of Credit; and (c) no Event of Default shall have occurred and be outstanding under this Lease on the effective date of each reduction.

(b)Replacement Letter of Credit. Within five (5) business days of a Reduction Request from Tenant, Landlord shall notify Tenant whether or not Tenant qualifies for a scheduled reduction in the required amount of the Security Deposit, and if Tenant so qualifies for a scheduled reduction in the required amount of the Security Deposit, Tenant shall deliver to Landlord a replacement Letter of Credit reflecting a decrease equal to the Scheduled Reduction Amount or an endorsement to the existing Letter of Credit in form and substance satisfactory to Landlord which amends the Letter of Credit by reducing the amount of the Letter of Credit by the Scheduled Reduction Amount. In such event, Landlord agrees to co-operate with Tenant and the issuing bank to amend the Letter of Credit (or to provide for the substitution of a replacement Letter of Credit) as may be reasonably necessary to evidence such reduction amount promptly following such date of Tenant’s satisfaction of such conditions.”

8.Additional Rent -- Definitions.  Effective as of the Fifth Amendment Effective Date, Section 5.1 of the Original Amended Lease is amended as follows:

a.The definition of “Tenant’s Share” set forth in Section 5.1 of the Lease shall be amended to add the following sentence: “Tenant’s Share for the Second Expansion Premises shall be thirteen and sixty hundredths percent (13.60%).”

b.The definition of “Base Tax Year” is deleted in its entirety and replaced by the following:

“Base Tax Year”: With respect to the Existing Premises, the calendar year 2014 and with respect to the Second Expansion Premises, the calendar year 2016.”

c.The definition of “Base Expense Year” is deleted in its entirety and replaced by the following:

“Base Expense Year”: With respect to the Existing Premises, the calendar year 2014 and with respect to the Second Expansion Premises, the calendar year 2016.

d.Payment of Taxes.  Effective as of the Second Expansion Commencement Date, Section 5.2 of the Original Amended Lease is amended to provide that “Tenant’s Share” shall consist of (a) Tenant’s Share – Existing Premises of all Taxes to the extent that Taxes for the applicable period exceed the applicable Base Taxes and (b) Tenant’s Share – Second Expansion Premises of all Taxes to the extent that Taxes for the applicable period exceed the applicable Base Taxes.

e.Payment of Operating Expenses.  Effective as of the Second Expansion Commencement Date, Section 5.3 of the Original Amended Lease is amended to provide that “Tenant Share” shall consist of (a) Tenant’s Share – Existing Premises of all Operating Expenses to the extent that Operating Expenses for the applicable Expense Year exceed the applicable Base Expenses and (b) Tenant’s Share – Second Expansion Premises of all Operating Expenses to the extent that Operating Expenses for the applicable Expenses Year exceed the applicable Base Expenses.

f.Electric Expense.  Landlord and Tenant hereby agree and confirm that the current Electric Expense under Section 5.4 of the Lease is currently $2.75 per rentable square foot of the Existing Premises per annum subject to adjustment as provided in said Section 5.4 of the Lease. Effective as of the Second Expansion Commencement Date, the Electric Expense under Section 5.4 of the Lease shall be $2.75 per rentable square foot of the Premises per annum subject to adjustment as provided in said Section 5.4 of the Lease.

9.Right of First Offer.  Effective as of the Fifth Amendment Effective Date, Tenant’s First Offer Option, as set forth in Article 19 of the Original Amended Lease shall be amended to add the text “and vertically” immediately after the text “horizontally” in the second line thereof.

10.Building Renovations.  Landlord plans to complete the following projects at the Building within twenty-four (24) months of the date hereof: (a) improving the aesthetics of the cafeteria space; (b) improving the aesthetics of the fitness center to be on par with other fitness centers in Class “A” buildings in the Wilton, CT submarket; (c) renovating the restrooms in the common areas and fitness center; and (d)

updating or replacing (as determined by Landlord) the heating ventilation and air- conditioning systems within the Existing Premises (collectively, the “Projects”), each of which Project is subject to Landlord’s receipt of cost estimates, finalizing a development budget, and determining financing sources, if any, for such Projects. Landlord anticipates that the Projects will be substantially completed on or prior twenty-four (24) months following the execution date of this Fifth Amendment by Landlord and Tenant. In the event Landlord fails to substantially complete the Projects on or prior to twenty-four (24) months following the execution date of this Fifth Amendment by Landlord and Tenant, Landlord shall have an additional ninety (90) day period to complete such Projects, during which time Tenant shall have no abatement or termination rights. In the event Landlord fails to substantially complete the Projects on or prior to the expiration of such additional ninety (90) day period, thereafter Tenant shall receive a rent abatement credit for Base Rent equal to one day of Base Rent for the Premises for every three (3) days until Landlord substantially completes the Projects. Additionally, in the event Landlord has failed to substantially complete the Projects within thirty (30) months following the execution date of this Fifth Amendment by Landlord and Tenant, then Tenant shall have a one-time right to terminate the Lease by providing Landlord with written notice not later than thirty (30) days after the date that is thirty (30) months following the execution date of this Fifth Amendment by Landlord and Tenant. In the event Tenant exercises the termination option set forth in this Section 10, the Lease and Tenant’s right with respect to the Premises shall terminate six (6) months following Landlord’s receipt of such notice. The Projects shall be deemed substantially completed when Landlord’s contractor or architect certifies to Landlord that the Projects have been completed. Within sixty (60) days after such substantial completion (subject to Force Majeure), Landlord shall fully complete any then uncompleted portions of the Projects.

C.Broker. Landlord and Tenant represent and warrant to each other that they have not had any dealings with any broker, agent or finder in connection with the transaction evidenced by this Fifth Amendment other than CB Richard Ellis and representatives of Landlord. CB Richard Ellis shall be compensated by Landlord pursuant to a separate written agreement. Each party agrees to protect, indemnify, defend and hold the other harmless from and against any and all expenses with respect to any compensation, commissions and charges claimed by any broker, agent or finder with respect to this Fifth Amendment and the negotiation thereof that is made by reason of any action or agreement by such party.

D.Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Amended Lease. The Original Amended Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Amended Lease and in any related instruments shall be amended and read hereafter to be references to the Original Amended Lease as amended by this Fifth Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Amended Lease and the provisions of this Fifth Amendment, the provisions hereof shall govern and control. Except as specifically amended in this Fifth Amendment, the Original Amended Lease is and shall remain in full force and effect and has not been amended, modified, terminated or assigned.

E.Authority. Landlord represents and warrants to Tenant that Landlord and the person signing on its behalf are duly authorized to execute and deliver this Fifth Amendment and that this Fifth Amendment constitutes its legal, valid and binding obligation. Tenant hereby represents and warrants to Landlord that Tenant and each person signing on its behalf are duly authorized to execute and deliver this Fifth Amendment, and that this Fifth Amendment constitutes the legal, valid and binding obligation of Tenant.

F.Execution by Facsimile or Electronic Mail. The parties agree that this Fifth Amendment may be transmitted between them by facsimile machine or electronic mail and the parties intend that a faxed or emailed Fifth Amendment containing either the original and/or copies of the signature of all parties shall constitute a binding Fifth Amendment.

G.Governing Law/Binding Effect. The Lease and this Fifth Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of the State of Connecticut and shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective legal representatives, successors and assigns.

H.General Provisions.    This Fifth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Tenant represents and warrants to Landlord that no portion of the Premises has been assigned, sublet or licensed for use by any occupant. Tenant acknowledges that Tenant has no claim of default, setoff, counterclaim or defenses and no claim of abatement, reduction, adjustments, or concessions with respect to Base Rent and/or other charges under the Lease as of the date hereof, and to the extent any of the same exist, they are hereby waived in full.

I.Effective Date. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises. This Fifth Amendment shall become effective and binding only upon execution and delivery of this Fifth Amendment by all of the parties hereto and approval by Landlord’s lenders as applicable.

J.Amendment of License Agreement. Landlord and Tenant hereby agree that that certain License Agreement dated April 14, 2015 (the “License Agreement”) is hereby amended to (a) extend the License Expiration Date (as defined in the License Agreement) until the Fifth Amendment Effective Date, provided, however, in the event there are ten (10) or more days of Tenant Delays that occur after April 1, 2016, Landlord shall have the right to terminate Tenant’s right to the Licensed Premises (as defined in the License Agreement), upon not less than fifteen (15) days prior written notice, and (b) provide Tenant a reasonable time thereafter, but no longer than fifteen (15) days, without payment of any License Fee (as defined in the License Agreement) but otherwise subject to all of the other terms of the License Agreement, to allow for an orderly surrender of the Licensed Premises.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifth Amendment to be duly executed as of the day and year first written above.

LANDLORD:

DIV DANBURY 187, LLC, a Delaware limited liability company

By:	Danbury 187 Manager Corp., its manager

	By:	/s/ Jonathan G.Davis
	Name:	Jonathan G.Davis
	Title:	CEO

DIV LINDEN 187, LLC, a Delaware limited liability company

By:	Linden 187 Manager Corp., its manager

	By:	/s/ Jonathan G.Davis
	Name:	Jonathan G.Davis
	Title:	CEO

TENANT:

SIRIUSDECISIONS, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifth Amendment to be duly executed as of the day and year first written above.

LANDLORD:

DIV DANBURY 187, LLC, a Delaware limited liability company

By:	Danbury 187 Manager Corp., its manager

By:
Name:
Title:

DIV LINDEN 187, LLC, a Delaware limited liability company

By:	Linden 187 Manager Corp., its manager

By:
Name:
Title:

TENANT:

SIRIUSDECISIONS, INC., a Delaware corporation

By:	/s/ Richard E. Eldh
Name:	Richard E. Eldh
Title:	Co-Founder And Managing Director

Exhibit A (Revised 2015)

Stair
Suite 2C
Elev. Lobby
Suite 2A
Suite 2B
Premises
Stair
DANBURY ROAD

Suite 3C
Suite 3B
Suite 3D
Suite 3E
DANBURY ROAD
Atrium
Elec.
Second
Expansion
Premises

107 DANBURY ROAD RIVERVIEW BUILDING EXISTING THIRD FLOOR PLAN

Exhibit A – Fifth Amendment Work

A.1Delivery of the Second Expansion Premises.

A.1.1Plans for Tenant Improvements. Tenant and Landlord agree and acknowledge that as of the Fifth Amendment Effective Date Tenant shall lease from Landlord the certain 18,541 rentable square feet of area located the third (3rd) floor of the Riverview Building (the “Second Expansion Premises”). Within fifteen (15) days of the full execution of this Fifth Amendment, Landlord and Tenant shall meet with Landlord’s architect to facilitate the Landlord’s architect’s preparation of a draft concept plan for the Second Expansion Premises (the “Draft Concept Plan”). Tenant shall reasonably cooperate to permit Landlord’s architect to complete the Draft Concept Plan for Tenant’s approval not later than forty-five (45) days following the full execution of this Fifth Amendment. Upon Tenant’s approval of the Draft Concept Plan, Landlord shall have architectural and construction plans and drawings prepared for the Fifth Amendment Tenant Improvements (the “Fifth Amendment Final Plans”) no later than forty-five (45) days after the Draft Concept Plan has been completed (subject to any Tenant Delay) (the “Fifth Amendment Final Plan Delivery Date”), which such Fifth Amendment Final Plans shall be consistent with the Draft Concept Plan approved by Tenant and the “Fifth Amendment Tenant Standards” attached hereto as Exhibit B – Fifth Amendment Work, which shows Tenant’s leasehold improvements and installations. All tenant finishes and materials shall be substantially consistent with such finishes and materials used in the Existing Premises (the “Fifth Amendment Tenant Improvements”). The Fifth Amendment Final Plans shall be prepared by an architect licensed to conduct business in the State of Connecticut.

Tenant agrees to approve or disapprove of such Fifth Amendment Final Plans within ten (10) business days following Landlord’s delivery of such Fifth Amendment Final Plans. In the event that Tenant disapproves any such Fifth Amendment Final Plans, Landlord shall promptly resubmit the same and Tenant shall approve such plans or disapprove them setting forth its reasons for such disapproval within five (5) business days after its receipt of the resubmitted plans or specifications. The Fifth Amendment Final Plans as approved by Tenant are hereinafter referred to as the “Fifth Amendment Approved Plans”. Landlord shall “substantially complete” (as defined below) the Fifth Amendment Tenant Improvements in accordance with the Fifth Amendment Approved Plans and deliver possession of the Second Expansion Premises to Tenant subject to the terms and conditions of this Exhibit A – Fifth Amendment Work.

A.1.2Target Delivery Date. Subject to Tenant’s performance of its obligations under the Original Amended Lease, Landlord shall use commercially reasonable efforts to substantially complete the Fifth Amendment Tenant Improvements in accordance with the Fifth Amendment Final Plans and to deliver possession of the Second Expansion Premises to Tenant, on or before April 1, 2016 (such date, the “Fifth Amendment Target Delivery Date”). Landlord’s obligation to construct the Fifth Amendment Tenant Improvements shall not require Landlord to incur overtime costs or expenses nor the construction of any “Specialty Work” (defined in Subsection A.2.1 hereof).

A.1.3Substantial Completion. The Fifth Amendment Tenant Improvements shall be deemed substantially completed when Landlord’s contractor or architect certifies to Landlord and Tenant in writing that the Fifth Amendment Tenant Improvements have been completed in accordance with the Fifth Amendment Final Plans, subject only to normal punchlist items, and Landlord, on behalf of Tenant, has obtained a letter from the applicable official of the Town of Wilton certifying the lawful use and occupancy of the Premises for the purposes specified in the Original Amended Lease; provided, however, that in the event that there is any delay in the issuance of the certificate of occupancy by the Town of Wilton pending completion of any work associated with the Tenant’s System (defined hereinafter), then the issuance of the certificate of occupancy shall not be required to establish the Commencement Date.

A.1.4Extension of Fifth Amendment Target Delivery Date. Notwithstanding the foregoing, if the Fifth Amendment Tenant Improvements are not substantially completed on or before the Fifth Amendment Target Delivery Date, then the Fifth Amendment Target Delivery Date shall be extended by the number of days of construction delay in achieving substantial completion resulting from any “Force Majeure Delay” or “Tenant Delay,” subject to the operation of Section A.2 hereof.

A.1.5Fifth Amendment Tenant Improvements – Landlord Contribution Cap. In connection with the completion of the Fifth Amendment Tenant Improvements, Landlord has agreed to contribute a leasehold improvement allowance in the amount of up to Four Hundred Seven Thousand Nine Hundred Two and 00/100 Dollars ($407,902.00) (the “Landlord Contribution Cap”); provided, however, that all costs and expenses of preparing the Second Expansion Premises for the Fifth Amendment Tenant Improvements (e.g., removal of any prior tenant’s good and effects, putting the Second Expansion Premises in broom clean condition and repair to skylights in the Second Expansion Premises) shall be the sole responsibility of Landlord. Landlord hereby agrees that not more than $64,893.50 (the “Soft Costs Cap”) of the Landlord Contribution Cap may be used towards the actual out-of-pocket, third-party costs of the architectural services needed to prepare the Draft Concept Plan and the Fifth Amendment Final Plans and permit fees (collectively, “Soft Costs”). Subject to the provision of the next to last sentence of this paragraph A.1.5, Tenant shall be shall be responsible for the cost, if and to the extent actually incurred by Landlord, of the Fifth Amendment Tenant Improvements in excess of the Landlord Contribution Cap and the Soft Costs in excess of the Soft Costs Cap (in either event, the “Excess Amount”), payable to Landlord within thirty (30) days after Landlord’s request therefor. Along with the submission of Fifth Amendment Final Plans, Landlord and Tenant shall agree upon a final budget (the “Fifth Amendment Tenant Improvements Budget”) for the Fifth Amendment Tenant Improvements, which such Fifth Amendment Tenant Improvements Budget shall include a reasonable and standard contingency amount. To the extent the Fifth Amendment Tenant Improvements Budget exceeds the Landlord Contribution Cap or the Soft Costs exceed the Soft Costs Cap, Tenant’s approval of the Fifth Amendment Final Plans and the Fifth Amendment Tenant Improvements Budget, shall be deemed Tenant’s acknowledgement to pay any Excess Amount as set forth above. In the event Tenant shall request changes to the materials or installations in the Fifth Amendment Final Plans that result in the costs to complete the Fifth Amendment Tenant Improvements exceeding the Landlord Contribution Cap, Tenant shall be responsible for 100% of the payment of any additional costs or charges related to such change orders. Except to the extent arising from any Tenant Delays or from changes to the materials or installations in the Fifth Amendment Final Plans requested by Tenant or to the extent agreed upon by Tenant as an Excess Amount in connection with the parties agreement of the Fifth Amendment Tenant Improvement Budget, Landlord shall be responsible for any increases in the cost to complete the Fifth Amendment Tenant Improvements above and beyond the Fifth Amendment Tenant Improvements Budget. Tenant shall have no right to apply any portion of the Landlord Contribution Cap to the payment of Annual Base Rent or to receive payment of the excess amount of the Landlord Contribution Cap, if any, that may be available after Landlord’s substantial completion of the Fifth Amendment Tenant Improvements.

A.2	Delayed Delivery.

A.2.1Delay in Substantial Completion. If Landlord shall be unable to substantially complete and deliver possession of the Second Expansion Premises on or before the Fifth Amendment Target Delivery Date by reason of the fact that work required to be done by Landlord hereunder has not been substantially completed by that date, Landlord shall not be subject to any penalty, claim or liability nor shall the validity of this Lease or the obligations of Tenant hereunder be in any way affected except as provided in this Section below, and in no event to the extent such delay results from any of the following reasons:

(a)“Force Majeure” or any cause beyond the control of Landlord or its general contractor or subcontractors (a “Force Majeure Delay”), or

(b)delay (a “Tenant Delay”) resulting from: (i) Tenant’s failure to comply with any of the delivery dates or approval dates contained in this Exhibit A – Fifth Amendment Work relative to the design, planning, selection of finishes and pricing for the Fifth Amendment Tenant Improvements, (ii) Tenant’s failure to approve the Draft Concept Plan or the Fifth Amendment Final Plans on or before the dates set forth above, (iii) Tenant’s failure to provide response to written requests for information, approvals or disapprovals regarding Fifth Amendment Tenant Improvements within the time periods established in this Exhibit A – Fifth Amendment Work (or if not so stated, then within two (2) business days after request by Landlord or its contractors), (iv) Tenant’s requests for changes in the approved Draft Concept Plan or the Fifth Amendment Final Plans, or for the inclusion of materials or installations in the construction of the Fifth Amendment Tenant Improvements other than building standard items or items with delivery requirements that are likely to have the effect of delaying the substantial completion of the Fifth Amendment Tenant Improvements beyond the Fifth Amendment Target Delivery Date (“Specialty Work”), or (v) any acts, omissions, non-payment, defaults or misconduct of Tenant (or its agents, employees, design professionals, contractors, licensees or invitees) with respect to the construction of the Fifth Amendment Tenant Improvements; provided, however, that Landlord shall provide written notice to Tenant within two (2) business days of any claim of Tenant Delay and such notice shall set forth the detailed basis for such claim. As used in the Lease, the term “Force Majeure” shall mean casualty, acts of God or the elements, inability to obtain materials or services, labor disputes or strikes, delays by governmental departments in issuing permits, governmental regulations or controls, civil commotion, war or similar events.

A.2.2Effect of Tenant Delay. If Landlord is unable to substantially complete the Fifth Amendment Tenant Improvements and deliver possession of the Second Expansion Premises to Tenant on or before the Fifth Amendment Target Delivery Date as a result of any Tenant Delay, Tenant shall be financially responsible for Rent (pro-rated on a per diem basis) for the number of days of Tenant Delay experienced by Landlord in order to substantially complete the Fifth Amendment Tenant Improvements and deliver the Second Expansion Premises to Tenant, and such sum shall be due and payable by Tenant upon written demand by Landlord. Notwithstanding the foregoing, Tenant shall not be required to be so financially responsible for Rent for the first seven (7) days of any aggregate Tenant Delay.

A.2.3Effect of Landlord Delay. If Landlord is unable to substantially complete the Fifth Amendment Tenant Improvements and deliver possession of the Second Expansion Premises to Tenant within one (1) month following the Fifth Amendment Target Delivery Date as a result of delays resulting from causes solely within Landlord’s control, Tenant shall receive a per diem credit of Annual Base Rent for each day that the Fifth Amendment Commencement Date is delayed beyond the such one (1)-month period solely as a result of such Landlord’s delay.

A.3Tenant’s Systems. Tenant, at its sole expense, shall design, install, construct and maintain Tenant’s data, telephone, audio-visual, internet and video systems (“Tenant’s Communications Systems”) and Tenant’s furniture systems (collectively, the “Tenant’s Systems”) within the Second Expansion Premises and the related wiring within the Building necessary for the operation thereof. Tenant’s Communications Systems shall not be included in the Fifth Amendment Tenant Improvements. Landlord will permit Tenant and its agents, architects, engineers, space planners, contractors, subcontractors, suppliers and materialmen (“Tenant’s Agents and Consultants”) to have access to the Premises and the Building (at the sole risk of such parties and without liability to Landlord) for such purposes subject to the terms and conditions of this Lease, such access to be (a) temporary and solely for the purpose of designing and installing the Tenant’s Systems, and (b) permissible as of the later of (i) March 17, 2016 or (ii) fourteen (14) days prior to the reasonably ascertainable Fifth Amendment Effective Date in the event that the Fifth Amendment Target Delivery Date is extended in accordance with the provisions hereof. The design, plans and specifications for the wiring, cabling and equipment for Tenant’s Communication System, and its locations and connections from within the Second Expansion Premises to the Building risers, conduits and systems shall be subject to Landlord’s prior review and approval. Tenant shall provide Landlord with reasonable prior written notice of any construction work relating to Tenant’s Systems that involves any Building systems, and all such work shall be coordinated with Landlord and subject to Landlord supervision.

A.4Confirmatory Amendments. When the Fifth Amendment Effective Date has been finally determined in accordance with the provisions set forth in this Exhibit A – Fifth Amendment Work, the parties hereto shall execute a document in recordable form, setting forth said dates and said document shall be deemed a supplement to and part of this Lease. The parties hereto agree to execute such confirmatory document not later than fifteen (15) days following the Fifth Amendment Effective Date.

Exhibit B – Fifth Amendment Work

[TENANT TO CONFIRM UPON RECEIPT OF ARCHITECT DRAWINGS; TO BE SIMILAR STANDARD AS FOR 3RD FLOOR OR AGREED CHANGES]

1.Landlord will construct the Premises in accordance with the approved Draft Concept Plan.

Partitions

1.	Interior partitions shall be constructed of 2 ½” metal studs with 5/8” layer of sheetrock on each side and shall extend to 3” above the ceiling.
2.	Demising walls shall be full height.
3.	All partitions shall be built in accordance with local and state building codes.

Doors / Glass

1.	The Tenant Entry shall remain.
2.	Tenant Building Standard interior doors shall be 3’-0” x 8’-0” solid core wood doors with knock down hollow metal frames with a maple finish.
3.	Door hardware on Building Standard doors shall be lever handle type passage set. Schlage or equal.
4.	Fire rated door assemblies shall be provided where required by code.
5.	Locksets shall be provided on entry and exit doors only with two (2) keys provided.
6.	Glass sidelights shall be treated as a Tenant upgrade and shall be frameless and 3’ wide and run from floor to top of door frame.

Wall Finishes

1.	All walls shall be painted with two coats of one Building Standard color of latex paint with eggshell finish.
2.	Door frames shall be painted with two coats of one Building Standard color enamel paint or equal.

Ceiling

1.

The ceiling system shall be the Building Standard 2’x2’ or 2’ x 4’ fineline grid and fissured acoustical tiles, at Landlord’s discretion. If existing ceiling system is to remain, areas where new ceiling is required shall receive Building Standard 2’x2’ or 2’ x 4’ fineline grid and fissured acoustical tiles, at Landlord’s discretion. Certain areas of the ceiling shall be exposed and finished with paint similar to the 2nd and 3rd floor Courtside paint.

Flooring

1.	All areas are to receive 26 ounce Building Standard carpet, direct glued down. All material selections to be made from Building Standard samples and must be currently available as a quick ship item.
2.	All areas to receive 4” Building Standard vinyl base.
3.	At Tenant’s request, storage, pantry and workrooms may receive 12”x 12” x 1/8” Building Standard vinyl composition tile.

Millwork/Accessories

1.	Existing pantry shall remain.

Furniture

1.	All landscape systems furniture and installation by Tenant.
2.	All furniture and furniture installation by Tenant.

Electrical

1.	Building Standard lighting shall be the indirect 2’x4’ or 2’x2’ direct/indirect fluorescent fixture, at Landlord’s discretion, to provide general office lighting.  In the areas where the exposed ceiling exists, the light fixtures shall be hanging industrial style light fixtures similar to the 2nd and 3rd floor Courtside fixtures.

2.	All switching is to be provided by single pole wiring.
3.	Building Standard duplex wall receptacles shall be installed in accordance with standard office requirements.

Floor outlets shall be a Tenant upgrade

4.	All emergency lighting and fire alarm work shall be Building Standard and as required by the local code officials.
5.	All power and lighting panels and transformers shall be installed within the tenant space (unless otherwise required by Owner) and shall be fed from the Base Building bus duct riser.

Telephone and Data

1.	All work associated with Telephone and Data is excluded and to be by Tenant.

HVAC

1.

Existing medium pressure ductwork for each air handling unit to remain for Tenant use with existing DDC control system with pneumatic operators to remain at existing air handling units.  All new controls to be electronic type. System design and configuration shall meet current ASHRE standards. All existing controls shall be serviced   and in good operating order.

2.	Interior and Perimeter building zones may cross between demised tenant spaces.
3.

The furnishing and installation of low pressure ductwork, flex ductwork, diffusers, controls and the installation of any new VAV units with thermostats is to be performed under the Tenant Improvement Work.

4.	Interior Diffusers shall be Building Standard light troffers, and linear (at the perimeter).
5.	The following terminal units shall be provided as a minimum:
•	Interior zone VAV units: one unit per 1,500 usf
•	Perimeter zone VAV w/heat: 750 usf perimeter zone
6.	Any reused existing VAV boxes or other mechanical equipment shall be inspected, serviced and repaired as required under the Tenant Improvement Work.

Sprinklers

1.

Sprinklers shall be configured in accordance with local codes and the Landlord’s underwriter’s criteria for ordinary hazard during the Tenant Improvement Work.  Final finish heads to be flush type as approved by the Landlord’s insurance carrier.

Blinds

1.	Building Standard horizontal blinds are as provided on the exterior windows. Existing horizontal blinds shall be serviced and in good operating order.

Signage

1.

The Tenant’s company name and logo shall be placed on the Tenant Entry glass panel in Building Standard gold colored vinyl lettering. No signage is permitted on doors. If glass sidelight is not provided, entry sign shall be installed on a Building Standard frosted glass panel attached to wall next to Tenant Entry door(s) with brushed stainless steel fasteners.

End of Tenant Building Standards